Exhibit 99.1

NEWS RELEASE

CSL03010

07/15/03

(CSL) Carlisle Companies Reports a 15% Increase in Second Quarter Earnings

CHARLOTTE, NORTH CAROLINA, July 15, 2003…Carlisle Companies Incorporated (NYSE:CSL) reported a 15% increase in second quarter net earnings of $28.6 million, or $.93 per share (diluted) over the second quarter 2002 net earnings of $24.7 million, or $.81 per share (diluted).  Second quarter net sales of $554 million were slightly above second quarter 2002 net sales of $552 million.

Net sales of $1.03 billion for the six month period ended June 30, 2003 were 2% above the first six months 2002 net sales of $1.01 billion.  Net earnings in the first half of 2003 of $45.7 million or $1.49 per share (diluted) were 22% above $37.6 million or $1.23 per share (diluted) realized in the first six months of 2002, before the impact of a change in accounting principle required under SFAS 142.  The implementation of SFAS 142 in 2002 resulted in a $43.8 million (net of income tax) reduction in the carrying value of goodwill and a charge to net earnings of $1.43 per share (diluted).  The change in accounting principle, which was effective January 1, 2002, resulted in a net loss of $(6.2) million or $(0.20) per share in the first half 2002.

Richmond McKinnish, Carlisle’s President and CEO said, “Considering the tough economic conditions in many of the markets we serve our second quarter results were acceptable.  We have and will continue to evaluate opportunities to reduce cost, improve customer service and expand our product offerings to improve operating results.  We plan to execute a number of restructuring projects in the second half of this year, but reaffirm net earnings guidance of $2.60 to $2.80 per share for 2003.”

Acquisitions

On June 6, 2003, Carlisle announced the acquisition of Flo-Pac Corporation, a leading manufacturer of quality brooms, brushes, rotary brushes and cleaning tools for the sanitary maintenance industry.  Sales in 2002 were approximately $27 million.  This acquisition is included in the General Industry segment as part of Carlisle’s FoodService and Sanitary Maintenance business.  The addition of Flo-Pac places Carlisle in a clear leadership position in the sanitary maintenance industry.

Segment Highlights

Industrial Components net sales in the second quarter 2003 were $175 million or 4% below the second quarter 2002 net sales of $183 million.  The divestiture of Carlisle Power Transmission’s European power transmission business in December 2002 accounted for the decrease in sales.  Higher sales in Carlisle Tire & Wheel’s consumer outdoor power equipment and ATV markets were offset by lower sales in styled wheels, and the commercial outdoor power equipment, and trailer tire and wheel markets.  Second quarter 2003 earnings before interest and taxes (“EBIT”) of $20.3 million were slightly above $20.0 million realized in the second quarter 2002, as a result of improved margins at Carlisle Tire & Wheel Company, partially offset by severance costs at Carlisle Power Transmission.

Construction Materials second quarter 2003 net sales of $154 million were 16% above the second quarter 2002 net sales of $133 million.  The acquisition of MiraDri in October 2002 accounted for over 40% of the sales increase, with sales of domestic roofing (TPO and EPDM membrane), private label and residential rubber tile roofing business showing improvement.  Second quarter 2003 EBIT of $22.0 million was 26% above the second quarter 2002 EBIT of $17.5 million.  Insurance recoveries on fire losses at two small manufacturing plants accounted for 44% of the increase in earnings.

Automotive Components net sales of $55 million in the second quarter 2003 were 19% below $67 million realized in the second quarter 2002.  The decline in sales reflects lower North American vehicle production at Carlisle Engineered Products’ major automotive customers, the loss of bumper component business as a result of customer design changes, and selling price reductions.  Segment EBIT of $2.7 million was 43% below second quarter 2002 EBIT of $4.7 million.  The decline is the result of lower sales and reduced production levels.

Second quarter net sales of $36 million in the Specialty Products segment were 6% above $34 million realized in the second quarter 2002.  Most of the sales improvement was in the on-highway market.  Segment EBIT of $1.7 million was 55% above $1.1 million recorded in the second quarter 2002.  The favorable results compared to the second quarter 2002 were primarily the result of higher expenses incurred in 2002 at Carlisle Motion Control due to plant closings and the start-up of new production facilities.

Transportation Products net sales of $33 million were 8% below second quarter 2002 net sales of $36 million.  The demand for transportation equipment remains soft.  Most of the decrease in sales is associated with lower OEM paver sales, the fall-off in material handling sales for aluminum dumps and agricultural live bottom trailers, and fewer specialized trailers.  EBIT of $1.4 million in the second quarter 2003 was 42% less than $2.4 million recorded a year ago as a result of production cutbacks at several plants.

General Industry net sales of $101 million were slightly above $99 million recorded in the second quarter 2002, with EBIT of $1.5 million equal to the second quarter 2002.  A 29% increase in net sales at Carlisle Walker was primarily the result of higher sales at Johnson Truck Bodies.  Net sales at Tensolite were 10% below the second quarter 2002 net sales as a result of the continued downturn in the commercial aircraft and telecommunications industries.  Sales at Carlisle Process Systems were 8% less than a year ago and reflect the reluctance of cheese and powder manufacturers to purchase new capital equipment.  Carlisle FoodService net sales were 6% below the second quarter 2002 net sales due to a slow-down in the mid-priced and independent restaurant segment.  The second quarter 2003 includes a $2.6 million charge at a European operation in the Carlisle Life Sciences organization to correct previously reported EBIT in calendar year 2002 and the first quarter 2003.  The charge represents adjustments to previously reported income in the amounts of $2.2 million included in 2002 and $0.4 million included in the first quarter 2003.

Cash Flow

Cash flow from operations of $31.5 million in the first six months of 2003 was 58% below $74.6 million realized in the same period in 2002.  Inventories account for $22 million of the $46.1 million increase in working capital and are in line with expected increased sales in the coming months.  Accounts receivable are $80 million higher than at year end 2002 and reflect the seasonality of sales at Carlisle’s largest operations.  Cash used in investing activities was $49.9 million compared to $20.0 million in the first six months 2002 and was primarily the result of the Flo-Pac acquisition in June 2003.  Capital expenditures of $18.0 million were 4% below $18.8 million in the first six months of 2002.  Free cash flow (cash from operating activities, less dividends, capital expenditures and the effect of the Company’s securitization program) was $0.3 million in the first six months of 2003 compared to free cash flow of $38.0 million in the first half of 2002.

Reconciliation of Net Cash Used In Operating Activities to Free Cash Flow (In Millions)	1st Half 2003	1st Half 2002
Net Cash Provided by Operating Activities	$31.5	$74.6
Dividends	(13.2)	(12.7)
Capital Expenditures	(18.0)	(18.8)
Accounts Receivable Securitization Program	0.0	(5.1)
Free Cash Flow	$0.3	$38.0

Backlog

The June 30, 2003 backlog of $311 million is 10% above last year’s backlog of $282 million and is basically unchanged from the March 31, 2003 position of $312 million.  Most of the year over year increase is the result of higher backlog at Carlisle Process Systems, Carlisle Life Sciences and Johnson Truck Bodies.

Conference Call and Webcast

The company will discuss second quarter results on a conference call for investors on Wednesday, July 16, 2003 at 11:00 a.m. EDT.  Interested parties may access the conference call and related charts at http://www.carlisle.com/financials/webcast.html.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global economic, business, competitive, market and regulatory factors. More detailed information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update forward-looking statements.

Carlisle is a diversified global manufacturing company serving the transportation, construction, commercial roofing, automotive, pharmaceutical, foodservice, data transmission, and specialty tire and wheel industries.

CONTACT:	Kirk F. Vincent
Vice President and Chief Financial Officer
Carlisle Companies Incorporated
(704) 501-1100
http://www.carlisle.com

CARLISLE COMPANIES INCORPORATED

June 30, 2003

FINANCIAL RESULTS

(In millions, except per share data)

	2003	2002	% Change
Second Quarter
Net sales	$554.4	$552.3	0%
Net earnings	$28.6	$24.7	15%
Basic earnings per share	$0.93	$0.81	15%
Diluted earnings per share	$0.93	$0.81	15%

	2003	2002	% Change
Six Months
Net sales	$1,030.1	$1,007.4	2%
Earnings before accounting change	45.7	37.6	22%
Change in accounting principle	—	(43.8)	100%
Net earnings (loss)	$45.7	$(6.2)	837%

Per share amounts before accounting change
Basic earnings per share	$1.49	$1.24	20%
Diluted earnings per share	$1.49	$1.23	21%

Per share amounts after accounting change
Basic earnings per share	$1.49	$(0.20)	845%
Diluted earnings per share	$1.49	$(0.20)	845%

Note:

Second quarter 2003 results included a $0.02 per diluted share after-tax charge related to work force reductions in the General Industry and Industrial Components segments and a $0.06 per diluted share after-tax charge in the General Industry segment.

Second quarter 2003 results also included a $0.04 per diluted share after-tax gain as a result of the receipt of insurance proceeds in the Construction Materials segment and a $0.04 per diluted share after-tax foreign exchange gain on the settlement of long-term loans denominated in foreign currencies within the General Industry segment.

2003 SEGMENT FINANCIAL DATA

(In millions)

	2003			2002
	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Second Quarter
Industrial Components	$175.1	$20.3	11.6%	$183.3	$20.0	10.9%
Construction Materials	154.4	22.0	14.2%	133.0	17.5	13.2%
Automotive Components	54.5	2.7	5.0%	67.0	4.7	7.0%
Specialty Products*	36.4	1.7	4.7%	34.2	1.1	3.2%
Transportation Products	33.2	1.4	4.2%	36.0	2.4	6.7%
General Industry*	100.8	1.5	1.5%	98.8	1.5	1.5%
Subtotal	$554.4	$49.6	8.9%	$552.3	$47.2	8.5%
Corporate	—	(3.4)		—	(5.3)
Total	$554.4	$46.2	8.3%	$552.3	$41.9	7.6%

	2003			2002
	Sales	EBIT	% Sales	Sales	EBIT	% Sales
Six Months
Industrial Components	$340.3	$39.4	11.6%	$341.8	$36.8	10.8%
Construction Materials	252.9	28.3	11.2%	217.9	25.3	11.6%
Automotive Components	110.8	5.9	5.3%	129.8	8.8	6.8%
Specialty Products*	68.0	3.1	4.6%	64.7	1.1	1.7%
Transportation Products	61.3	2.3	3.8%	63.6	2.7	4.2%
General Industry*	196.8	6.5	3.3%	189.6	2.2	1.2%
Subtotal	$1,030.1	$85.5	8.3%	$1,007.4	$76.9	7.6%
Corporate	—	(9.0)		—	(10.3)
Total	$1,030.1	$76.5	7.4%	$1,007.4	$66.6	6.6%

* A thermoset plastic molding operation, included in the General Industry segment in 2002, is now included in the Specialty Product segment to reflect changes in reporting responsibility and realignment of manufacturing processes.  2002 has been revised to reflect this change.

CARLISLE COMPANIES INCORPORATED

Consolidated Statement of Earnings

For the periods ended June 30

(In thousands except per share data)

	Second Quarter			Six Months
	2003	2002	% Change	2003	2002	% Change
Net sales	$554,413	$552,283	0.4%	$1,030,101	$1,007,383	2.3%
Cost and expenses:
Cost of goods sold	453,353	451,011	0.5%	838,872	822,731	2.0%
Selling and administrative expenses	53,686	53,577	0.2%	105,627	105,421	0.2%
Research and development expenses	4,819	5,290	-8.9%	9,624	10,449	-7.9%
Other (income) & expense, net	(3,631)	536	777.4%	(543)	2,173	125.0%

Earnings before interest & income taxes	46,186	41,869	10.3%	76,521	66,609	14.9%

Interest expense, net	3,239	4,096	-20.9%	7,869	9,244	-14.9%

Earnings before income taxes	42,947	37,773	13.7%	68,652	57,365	19.7%

Income taxes	14,387	13,032	10.4%	22,998	19,791	16.2%

Income before cumulative effect of change in accounting principle	28,560	24,741	15.4%	45,654	37,574	21.5%
% of Net Sales	5.2%	4.5%		4.4%	3.7%

Cumulative effect of change in accounting principle, net of taxes of $12,072	—	—		—	(43,753)

Net income (loss)	28,560	24,741	15.4%	45,654	(6,179)	838.9%

Basic earnings per share
Income before cumulative effect of change in accounting principle	$0.93	$0.81	14.8%	$1.49	$1.24	20.2%
Cumulative effect of change in acct principle	—	—		—	(1.44)
Net income (loss)	$0.93	$0.81	15.1%	$1.49	$(0.20)	845.0%

Diluted earnings per share
Income before cumulative effect of change in accounting principle	$0.93	$0.81	14.8%	$1.49	$1.23	21.1%
Cumulative effect of change in acct principle	—	—		—	(1.43)
Net income (loss)	$0.93	$0.81	14.8%	$1.49	$(0.20)	845.0%

Average shares outstanding (000’s) - basic	30,647	30,380		30,628	30,337
Average shares outstanding (000’s) - diluted	30,762	30,521		30,732	30,483

Dividends	$6,589	$6,384		$13,150	$12,742
Per share	$0.215	$0.210	2.4%	$0.430	$0.420	2.4%

CARLISLE COMPANIES INCORPORATED

Comparative Balance Sheet

(In thousands)

	June 30, 2003	December 31, 2002
Assets
Current Assets
Cash and cash equivalents	$36,858	$34,768
Receivables	222,263	142,622
Inventories	270,764	248,801
Prepaid expenses and other	70,642	67,044
Total current assets	600,527	493,235
Property, plant and equipment, net	459,989	447,986
Other assets	388,210	386,406
	$1,448,726	$1,327,627

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term debt, including current maturities	$46,596	$53,038
Accounts payable	175,527	148,607
Accrued expenses	156,358	134,344
Total current liabilities	378,481	335,989
Long-term debt	333,339	293,124
Other liabilities	144,846	145,438
Shareholders’ equity	592,060	553,076
	$1,448,726	$1,327,627

CARLISLE COMPANIES INCORPORATED

Comparative Consolidated Statement of Cash Flows

For the six months ended June 30

(In thousands)

	2003	2002
Operating activities
Net income (loss)	$45,654	$(6,179)
Reconciliation of net earnings to cash flows:
Goodwill impairment, net of tax	—	43,753
Receivables under securitization program	—	5,088
(Gain) Loss on property, equipment and business, net	52	1,463
Depreciation and amortization	31,029	30,979
Loss on equity investments	2,433	894
Working capital	(46,113)	2,073
Other	(1,568)	(3,516)
Net cash provided by operating activities	31,487	74,555
Investing activities
Capital expenditures	(18,025)	(18,769)
Acquisitions, net of cash	(32,727)	(777)
Proceeds from sale of property, equipment and business	982	375
Other	(176)	(834)
Net cash used in investing activities	(49,946)	(20,005)
Financing activities
Net change in short-term debt and revolving credit lines	33,536	(53,074)
Reductions of long-term debt	(1,692)	(902)
Dividends	(13,150)	(12,742)
Treasury shares and stock options, net	2,759	2,953
Net cash provided by (used in) financing activities	21,453	(63,765)
Effect of exchange rate changes on cash	(904)	628
Change in cash and cash equivalents	2,090	(8,587)
Cash and cash equivalents
Beginning of period	34,768	32,978
End of period	$36,858	$24,391